Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of InTest Corporation of our reports dated March 12, 2026, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of InTest Corporation, appearing in the Annual Report on Form 10-K of InTest Corporation for the year ended December 31, 2025 of InTest Corporation.
We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania
November 6, 2026